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BENCHMARK ELECTRONICS, INC.

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FOR IMMEDIATE RELEASE

Benchmark Electronics Appoints Paul Tufano to the Board of Directors

Electronics Manufacturing Veteran Brings Additional Industry and Financial Expertise To Board

Announces Additional Corporate Governance Enhancements

ANGLETON, Texas, March 1, 2016 – Benchmark Electronics, Inc. (NYSE: BHE) today announced the appointment of Paul J. Tufano, who most recently served as Chief Financial Officer of the Alcatel-Lucent Group, as an independent director to the Company's Board of Directors, effective immediately.  Mr. Tufano will stand for re-election at the 2016 Annual Meeting of Shareholders.

Benchmark also announced today the retirement of Peter G. Dorflinger from the Board of Directors.  Mr. Dorflinger has served as the Chairman of the Board for the last three years.  The Board has elected David W. Scheible as non-executive Chairman of the Board, effective immediately.

"We are excited to welcome Paul Tufano to the Board of Directors, following a thorough process begun in 2015 with the assistance of a leading independent search firm," said David Scheible.  "In the last five years, Benchmark has added three new independent directors, each bringing fresh perspective and experience to the Board.  Paul's appointment reflects our ongoing commitment to add new, independent and highly qualified directors that have the skills, insight and experience to expand the depth and breadth of the Board.  We are confident that Paul's extensive experience in finance, as well as electronics manufacturing, uniquely qualifies him to help oversee the Company's ongoing execution of its strategic plan and focus on driving shareholder returns."

Mr. Scheible added, "On behalf of the entire Board, I would like to thank Peter Dorflinger for his significant contributions and leadership during his distinguished tenure on the Benchmark Board.  Peter provided tremendous insight, direction and continuity, particularly during the last three years while serving as the Board's first non-executive Chairman and as Benchmark transitioned to a new CEO.  All of us at Benchmark are indebted to Peter for his service and wisdom, and we wish him all the best."

Mr. Tufano was the Chief Financial Officer of the Alcatel-Lucent Group, a telecommunications company, from 2008 through 2013.  In September 2012, he was named Chief Operating Officer in addition to his Chief Financial Officer responsibilities.  Previously, he was Executive Vice President and Chief Financial Officer of Solectron Corporation, an electronics manufacturing services company, where he also served as Interim Chief Executive Officer.  Prior to Solectron, Mr. Tufano served as President and Chief Executive Officer of Maxtor Corporation, a manufacturer of computer hard disks, having served previously as Chief Operating Officer and as Chief Financial Officer.  Prior to joining Maxtor, he held management positions in finance and operations at IBM.

Mr. Tufano has served on the Board of Directors of Teradyne, Inc., a global supplier of automatic test equipment, since 2005, and on the Board of Directors of EnerSys, a global manufacturer, marketer and distributor of industrial batteries and related equipment, since 2015.  He also served on the Board of Directors of International Manufacturing Services, Inc., an EMS provider, from 1996 to 1998.  Mr. Tufano holds a Bachelor of Science in Economics from St. John's University and a Masters of Business Administration, Finance, Accounting and International Business from Columbia University.

Benchmark noted that Mr. Tufano's appointment is the result of an extensive director search and consistent with the Board's practice of adding new directors on a periodic basis.  The search was conducted by an independent search firm under the oversight of the Board's independent Nominating/Governance Committee.  The search firm identified Mr. Tufano, together with numerous other potential candidates.  Prior to appointing Mr. Tufano, the Board offered Engaged Capital the opportunity to meet with him, which Engaged Capital declined.

Corporate Governance Enhancements
Mr. Scheible added, "As part of our ongoing outreach and engagement with shareholders, we have received constructive input and a strong endorsement of our corporate governance practices. In keeping with best practices and consistent with feedback received from investors, in 2015, the Board of Directors approved an executive compensation 'clawback' policy relating to incentive compensation for any period in which the Company restates its earnings and revised Benchmark's securities trading policy to clarify the prohibition on officers or directors pledging Company securities and directors or employees hedging Company securities."

About Benchmark Electronics, Inc.
Benchmark provides integrated manufacturing, design and engineering services to original equipment manufacturers of industrial equipment (including equipment for the aerospace and defense industries), telecommunication equipment, computers and related products for business enterprises, medical devices, and test and instrumentation products.  Benchmark’s global operations include facilities in seven countries, and its common shares trade on the New York Stock Exchange under the symbol BHE.

Additional Information and Where to Find It
Benchmark intends to file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) with respect to the 2016 Annual Meeting. Benchmark shareholders are strongly encouraged to read any such proxy statement, the accompanying white proxy card and other documents filed with the SEC carefully in their entirety when they become available because they will contain important information.

Benchmark, its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from Benchmark shareholders in connection with the matters to be considered at Benchmark’s 2016 Annual Meeting. Information about Benchmark’s directors and executive officers is available in Benchmark’s proxy statement, dated April 2, 2015, for its 2015 Annual Meeting. To the extent holdings of Benchmark’s securities by such directors or executive officers have changed since the amounts printed in the 2015 proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with Benchmark’s 2016 Annual Meeting. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by Benchmark with the SEC free of charge at the SEC’s website at www.sec.gov. Copies also will be available free of charge at Benchmark’s website at www.bench.com or by contacting Benchmark Investor Relations at (979) 849-6550.

For More Information, Please Contact:
Lisa K. Weeks, VP of Strategy & Investor Relations
979-849-6550 (ext. 1361) or lisa.weeks@bench.com

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